EXHIBIT 99.1
            SJW CORP. PROMOTES ANGELA YIP TO EXECUTIVE VICE PRESIDENT OF FINANCE AND APPOINTS DAVID A. GREEN AS CHIEF FINANCIAL OFFICER

   SAN JOSE, CA, July 3, 2008 - Today SJW Corp. (NYSE: SJW) announced new management appointments to become effective on August 11, 2008.

   Angela Yip, 54, will be promoted to the position of Executive Vice President of Finance of SJW Corp. and its subsidiary San Jose Water Company. Ms. Yip is currently the Chief Financial Officer and Treasurer of SJW Corp., and Chief Financial Officer, Treasurer, and Senior Vice President of Finance of San Jose Water Company. In her new capacity, Ms. Yip will be primarily responsible for strategic planning and forecasting, capital management, risk management, and other finance functions. Ms. Yip will continue to report to
W. Richard Roth, President and Chief Executive Officer.

   David A. Green, 45, will serve as Chief Financial Officer and Treasurer of SJW Corp. and San Jose Water Company. Mr. Green will assume responsibility for
the management of the accounting function.   His primary responsibilities will
include the maintenance and preparation of accounting records, internal and external reporting, external auditing, Sarbanes-Oxley compliance, and other functions associated with the generation of financial information.

   Mr. Green comes to SJW Corp. from Specialized Health Products International, Inc., where he served as Chief Financial Officer, Treasurer and Vice President since September 2006. Specialized Health Products was a publicly traded company until its acquisition in June 2008 by C.R. Bard, Inc. As CFO, Mr. Green managed the company's financial operations, investor relations, and merger and acquisition activities. Before this, he was in charge of the life sciences investment banking practice for Duff & Phelps, LLC, an investment banking and financial advisory firm. Mr. Green earned his MBA in Finance from the University of Rochester, New York.

   SJW Corp. is a publicly traded holding company headquartered in San
Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc. and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.